Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made and entered into by and between Michael E. Sileck (“Sileck”) on behalf of himself and his heirs, executors, administrators, predecessors, successors and assigns; and World Wrestling Entertainment, Inc. (“WWE”), its parents, affiliates and subsidiaries and each of their predecessors, successors and assigns.
     Sileck currently occupies the position of Chief Operating Officer and is a member of the Board of Directors of WWE; and Sileck and WWE (the “Parties”) have mutually agreed that Sileck shall resign from his position as Chief Operating Officer, and as a member of the Board of Directors, effective December 31, 2008 (hereinafter “Separation Date”). Certain provisions set forth herein are governed by an offer letter revised as of February 9, 2007 (the “Offer Letter”).
     In consideration of the mutual promises and covenants set forth herein, and intending to be legally bound, Sileck and WWE agree as follows:
     1. Separation Date: Sileck’s Separation Date shall be his last active date of employment with WWE, December 31, 2008.
     2. Consideration: In consideration of Sileck’s acceptance of this Agreement, and after expiration of the seven day revocation period referred to in Section 13 of this Agreement, the parties agree as follows:
     (a) Salary Continuation: As set forth in the Offer Letter, WWE shall continue Sileck’s base salary at the current annual amount of $675,000.00 through December 31, 2009. Such salary payments shall be payable in accordance with WWE’s regular payroll practices (but no less frequently than monthly), and shall continue to be subject to the ordinary tax deductions and other withholdings which were in place as of the Separation Date.

     (b) Benefit Continuation: Beyond what is required by the Offer Letter, Sileck and his covered family members shall be entitled to continued group health insurance coverage at WWE’s expense through December 31, 2009, and thereafter, Sileck may continue such coverage at his own expense for the remainder of the 18 month COBRA continuation period pursuant to applicable law. Sileck agrees to notify WWE immediately upon his eligibility for coverage under another employer’s group health plan, at which time WWE’s coverage will be secondary to such new employer’s coverage.
     (c) Equity Vesting: On December 31, 2008, 15,000 restricted stock units will vest as provided in the Offer Letter. An additional $115,000 worth of Restricted Stock Units (valued at the closing price for WWE’s Class A common stock on the New York Stock Exchange on December 31, 2008) shall vest. All remaining Restricted Stock Units and Performance Stock Units (and any related Dividend Units or dividend equivalent rights) shall be forfeited as of the Separation Date. All such Restricted Stock Units vesting as provided in this Section 2(c) shall be subject to income and employment tax withholding.
     (d) Non-Compete: Sileck shall not, during the period of salary and benefit continuation as set forth in this Section, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise: (a) become employed by, enter into a consulting arrangement with, or otherwise perform services for, manage, acquire an ownership in, or participate in the management or ownership of, a professional wrestling organization; provided, however, that nothing herein shall prevent Sileck from acquiring up to 5% of any class of outstanding equity securities of any company whose equity securities are regularly traded on a national securities exchange or on an ‘over-the-counter market’; or (b) directly or indirectly divert or attempt to divert or discourage any WWE contracted talent from doing business or continuing to do business with WWE.
     3. Release by Sileck: To the fullest extent permitted by law, Sileck, on behalf of himself and his heirs, executors, personal representatives, administrators, successors and assigns (hereinafter with Sileck collectively referred to as the “Releasor”), hereby agrees to accept from WWE the consideration specified in this Agreement in full resolution and satisfaction of, and hereby irrevocably and unconditionally waives, releases, and forever discharges WWE, and its subsidiaries, affiliates, employee plans and programs and their respective stockholders, officers, directors, employees, contractors, agents, attorneys, insurers and fiduciaries and all of their respective administrators, estates, successors, representatives, and assigns (collectively, “Releasees”) from and against any and all claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, which Releasor now or in the future may have or claims to have against WWE or any of the Releasees based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred at any time on or before the date of his execution of this Agreement, whether asserted as an individual claim or action, or a class claim or action on behalf of a class which includes Sileck as an actual or putative class member. The Parties intend Releasor’s release to be general and comprehensive in nature and to release all claims and potential claims against WWE and the Releasees to the maximum extent permitted by law.

     The claims being released include, but are not limited to, any and all claims relating to or arising out of Sileck’s association with WWE or his separation therefrom; any and all compensation and benefits (except those vested and accrued) asserted to have arisen in connection with his association with WWE or any of the Releasees; any and all defamation, personal injury, property and tort claims; wrongful termination claims; and any claims arising under any federal, state or municipal wage laws, whistleblower claims, fraud claims, contract claims, benefits claims, and any and all claims arising out of any anti-discrimination, anti-retaliation, and/or fair employment practices law, statute or regulation, including, without limitation, any claims or actions under the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Equal Pay Act of 1963, the Vocational Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act of 1970, the Worker Adjustment And Retraining Notification Act of 1989, the Family and Medical Leave Act of 1993; any claims or actions under the Connecticut Fair Employment Practices Act, the Connecticut Whistleblower Law, or any other state statute, regulation or ordinance; any and all claims under actions arising under any common law including, without limitation: (a) claims for breach of an implied or express contract, claims for wrongful discharge, claims pursuant to any other state or local law regarding discrimination or employment; and (b) any claims or actions based on the theories of wrongful or unjust termination, breach of contract (express or implied), promissory estoppel, negligent or intentional conduct, breach of any implied covenant of good faith and fair dealing, defamation, intentional or negligent infliction of emotional distress and any and all forms of discrimination, as well as claims for attorneys’ fees, expenses, and costs related to any of the foregoing; subject to applicable law, and except as provided for in this Agreement, any claims or actions for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance or any other fringe benefit, and by executing this Agreement (but subject to his receipt of regular payroll for the period ending January 2, 2009), Sileck agrees that he has been paid all such compensation owed by WWE as of the date of his execution of this Agreement; any and all claims based on any other federal, state or other laws, common law, rules or regulations.
     Notwithstanding the foregoing, nothing contained herein (i) shall prevent Sileck from bringing action against WWE or the WWE Releasees for events which occur after the date of his execution of this Agreement; (ii) prevent Sileck from bringing action to enforce the terms of this Agreement; or (iii) release WWE or its insurer from any indemnification claim arising from Sileck acting as an officer or director of WWE or its subsidiaries or as acting as fiduciary of any of WWE’s employee plans, in each case to the fullest extent provided for in WWE’s certification of incorporation, by-laws, or other relevant documents.
     4. Covenant Not to Sue:
     Sileck represents and warrants that: (i) he has not discussed with, participated in or assisted any other person in filing any complaints, charges, lawsuits or other legal, quasi-legal or administrative actions with any court, entity, associations or agency relating to any claims related to WWE or any of the Releasees; and (ii) he has not filed any complaints, charges, lawsuits, or other legal actions with any court, entity, association or agency relating to any potential claims or other claims being released by him in this Agreement, and agrees that, with the sole exception of his right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of this Agreement pursuant to the Age Discrimination in Employment Act, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, he will not file any complaints, charges, lawsuits, or other legal actions in any forum whatsoever at any time hereafter derived from such released potential claims or any other claims. Sileck further represents and warrants that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof. Nothing in this Section shall prevent Sileck (or his attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising Sileck’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of his waiver of ADEA claims set forth in Section 3 of this Agreement.
     Furthermore, to the fullest extent consistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and other applicable law, Sileck shall not assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind involving WWE or any of the Releasees.
     5. Non-Disparagement: Sileck shall not:
     (a) issue nor cause, allow or encourage any person or entity to issue, any communication, written or oral, that tends to disparage, criticize or otherwise reflect adversely or encourage any adverse action against WWE or any of the Releasees; or
     (b) directly or indirectly take, support, encourage, or participate in any action or attempted action which in any way would damage the reputation or business relationships of

WWE or of the Releasees, except if testifying truthfully under oath pursuant to any effective court order or subpoena or otherwise responding to or providing disclosures required by law.
     (c) Sileck shall direct all future employment reference requests only to WWE’s Chief Executive Officer, Linda E. McMahon, and/or WWE’s Vice President of Human Resources, who will provide nothing other than Sileck’s dates of employment and job title, that he left on good terms, and that WWE appreciates the contributions he made as a CFO and COO while employed. In addition, the Vice President of Human Resources will, if requested, include information regarding Sileck’s last salary.
     6. Confidentiality:
     Except as required by law or legal process, Sileck shall not disclose, nor use for his benefit or the benefit of any other person or entity, any information received regarding WWE or the Releasees which is confidential or proprietary, or private in nature, and (i) which has not been disclosed publicly by WWE, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but where such information became a matter of public knowledge through Sileck’s unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to WWE. Such information shall include, without limitation, WWE talent lists, personal information relating to such talent, WWE trade secrets, any confidential information about (or provided by) any client or prospective or former client of WWE, information concerning WWE’s or the Releasees’ business, personal or financial affairs, books and records, commitments, procedures, plot plans, story lines, scripts, creative plans, designs, and prospects, products and intellectual property developed by WWE, past, current or prospective transactions or business of WWE or the Releasees; any and all information acquired by Sileck in any capacity at WWE. Sileck hereby confirms that, as of his Separation Date, he shall deliver to WWE and will not retain any copies of any written materials, records and documents (including those that are electronically stored) made by him or coming into his possession during the course of his employment with WWE which contain or refer to any such proprietary or confidential information as defined herein. Sileck shall be permitted to retain his own personnel records or documents, including documents and information referring to benefits, compensation, and personal data. Sileck further confirms that, as of his Separation Date, he shall deliver to WWE any and all tangible property and equipment of WWE, including laptop computers, etc., which may have been in his possession provided, however, due to its age and limited use to WWE, Sileck may keep the laptop computer he has been using as of his Separation Date after the WWE has taken all necessary steps to back up and retain any and all retrievable information contained on such laptop computer, remove such information from the laptop computer, and thereafter return it to Sileck.
     7. Cooperation: Sileck shall reasonably assist and cooperate with WWE in connection with the defense or prosecution of any claim that may be made against or by WWE or in connection with any ongoing or future investigation or dispute or claim of any kind involving WWE, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Sileck or as a result of pertinent knowledge possessed by Sileck, or any act or omission by Sileck. Sileck shall also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section. Upon submission of appropriate written documentation, WWE shall reimburse Sileck for reasonable, pre-approved expenses incurred in carrying out the provisions of this Section.
     8. Breach of Agreement.
     In the event of any material breach by either WWE or Sileck of any term of this Agreement, the non-breaching party may apply for appropriate relief in the federal or state Courts of the State of Connecticut, without regard to any applicable conflicts of law analysis, and each party shall submit to the exclusive jurisdiction of such Courts. In any proceeding to enforce the terms of this Agreement, the Agreement may be introduced under seal in order to maintain its confidentiality. The prevailing party (i.e., the successful party as a result of a final judgment) in such enforcement action shall further be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with such enforcement action. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief.
     9. Tax Matters and Section 409A of the Code: All payments or benefits provided under this Agreement are subject to any applicable employment or tax withholdings or deductions. In addition, the Parties hereby agree that it is their intention that all payments or benefits provided under this Agreement be exempt from, or if not so exempt, comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted accordingly. Sileck hereby is advised to seek independent advice from his tax advisor(s) with respect to the application of Section 409A of the Code to any payments or benefits under this Agreement. Notwithstanding the foregoing, WWE does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, municipal, local or foreign laws.
     10. Entire Agreement and Severability: This Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. This Agreement constitutes the entire agreement between the parties, superseding all prior written and oral agreements including, without limitation, all prior letters incorporating offers of employment and amended offers of employment. Headings, paragraph or section titles or captions contained in this Agreement are used as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of the Agreement or any provision thereof. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.
     11. Governing Law: The governing law of this Agreement shall be the substantive and procedural law of the State of Connecticut.
     12. Counterpart Copies. Counterpart and/or facsimile copies of signature pages taken together shall constitute an entire agreement.
     13. Acknowledgements Regarding Execution. Sileck acknowledges that: (a) but for his execution of this Agreement and his adherence to its terms, he would not be entitled to, and would not receive, the consideration set forth in Section 2(b) and the second sentence of Section 2(c) of this Agreement; (b) no promises or inducements have been made to him except as expressly set forth in this Agreement; (c) he has been advised that his execution of this Agreement signifies his acceptance of all terms and provisions hereof; (d) his execution of this Agreement constitutes a knowing and voluntary waiver of all rights or claims or potential claims he has or may have against WWE and the Releasees as set forth herein; (e) he has been advised and understands that, by entering into this Agreement, he does not waive rights or claims that may arise after the date of his execution of this Agreement, including without limitation any rights or claims that he may have to secure enforcement of the terms and conditions of this Agreement; (f) he has been encouraged and advised by WWE to consult with an attorney of his choosing prior to executing this Agreement and he has, as of the date of his execution of this Agreement, had the opportunity to consult with an attorney of his choosing, and this Agreement shall be deemed to have been jointly drafted so that in the event of any dispute over the terms hereof, the interpretation thereof shall not be construed against any party; (g) he has carefully read this Agreement in its entirety and fully understands the significance of all of the terms and provisions; and (h) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.
     Sileck hereby further acknowledges and agrees that he has had more than twenty one (21) days within which to consider the terms and conditions of this Agreement before executing it. He further has seven (7) days from his execution of this Agreement within which he may revoke such acceptance. Such revocation must be in writing, received by WWE by midnight of the seventh (7) day to be effective, and directed to Danielle Fisher, Vice President, Human Resources, at the address of WWE’s headquarters, in which case this Agreement shall be void and of no force or effect.
     14. This Agreement shall bind and benefit the parties hereto and, to the extent provided in Sections 3, 4, 5 and 6, the Releasor and the Releasees. In addition, (i) the covenants set forth in Section 2(b) shall benefit members of Sileck’s family covered by such insurance; and (ii) all covenants set forth in Section 2 shall benefit Sileck, and in the event of his death or disability, his estate, heirs, executors, personal representatives and administrators, as applicable.

     IN WITNESS WHEREOF, the Parties hereto evidence their agreement by their signatures.

/s/ Michael E. Sileck MICHAEL E. SILECK
Date: December 31, 2008
On this 31st day of December, 2008, before me personally came Michael E. Sileck, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

Notary Public/Commissioner of the
Superior Court

WORLD WRESTLING ENTERTAINMENT, INC.

/s/ Danielle Fisher

BY: Danielle Fisher

ITS: Vice President, Human Resources

Date:	December 31, 2008